EXHIBIT 10.174

                              PUT/OPTION AGREEMENT

         THIS PUT/OPTION AGREEMENT ("Agreement") is entered into this 22nd day of August, 1997, by and between Nona Morelli's II Inc., a Colorado corporation ("Nona"), and Joseph Monterosso ("Monterosso").

         WHEREAS, Monterosso desires to acquire from Nona an option to purchase up to 7,800,000 shares of common stock (the "Shares") of Group V Corporation, a Delaware corporation ("GRPV") which Nona owns or will acquire as a result of its election to convert 100,000 shares of Series B Preferred Stock of GRPV (the "Series B Shares"); and,

         WHEREAS, Nona desires to grant Monterosso an option to purchase the Shares subject to the terms and conditions set forth below.

         NOW, THEREFORE, for and in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, Nona and Monterosso agree as follows:

1. Nona hereby grants to Monterosso an option (the "Option") to acquire the Shares at a purchase price of $.15 per share, increased or decreased proratably, as the case may be, to give effect to any reverse or forward stock splits, respectively ("Option Price").

2. It shall be a condition precedent to the exercise of the Option created by this Agreement that neither the Board of Directors nor the shareholders of GRPV shall effect a reverse split of GRPV's capital stock prior to April 1, 1998. In the event of a stock split by GRPV Nona may, at its election, require Monterosso to purchase within five
         (5) days all Shares not previously purchased by Monterosso pursuant to the Option, or the Put (as defined below), at a price of $.15 per share.

3. This Option may be exercised in whole or in part and from time to time, provided that no exercise of this Option shall be effective until this Option has been exercised with respect to a least One Hundred Thousand (100,000) of the Shares. Any subsequent exercise of this Option shall be for a minimum of One Hundred Thousand (100,000) of such Shares.

4. Monterosso shall have until August 1, 1998 to exercise this Option as to all or any portion of the Shares.

5. In consideration of the Option, which is currently in the money, Monterosso hereby grants Nona the right to require Monterosso to purchase ("Put") the Shares not previously purchased by Monterosso, and Monterosso hereby agrees to purchase the Shares tendered, at a price of $.15 per share ("Put Price"). This right to Put Shares to Monterosso shall begin on the date hereof and continue for a period of one (1) year immediately following the date hereof, with written notice within five (5) days of the first day of each month (the "Tender Date"), in accordance with the following schedule:

                                                            [NM\AGR:JMPUT.OPT]-2

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         Number of Shares Which
        Monterosso is Required to             After the Tender
          Purchase if Tendered                    Date of:
---------------------------------------- ---------------------
                102,667                  September 1, 1997
                205,333                  October 1, 1997
                306,667                  November 1, 1997
                798,222                  December 1, 1997
                798,222                  January 1, 1998
                798,222                  February 1, 1998
                798,222                  March 1, 1998
                798,222                  April 1, 1998
                798,222                  May 1, 1998
                798,222                  June 1, 1998
                798,222                  July 1, 1998
                799,557                  August 1, 1998


         Monterosso shall have five (5) days to remit the Put Price for Shares tendered, in good funds, to Nona or the custodian, as directed in writing by Nona.

6. Exercise of the Option granted herein shall be accomplished by written notice to Nona at the address set forth below specifying the number of the Shares being purchased, accompanied by the Option Price per share, in good funds. The exercise of the Put granted herein shall be accompanied by written notice to Monterosso in accordance with the terms hereof at the address set forth below specifying the number of Shares being tendered with a copy of irrevocable instructions to the custodian of the Shares to deliver such Shares upon receipt of good funds.

7. In the event Nona fails to deliver the certificates or order via DTC the transfer of Shares purchased by Monterosso pursuant to the Option, or if Monterosso fails to tender in good funds the Put Price of any of the Shares tendered by Nona in accordance with the terms hereof (a "Default"), the respective rights granted to the defaulting party hereunder shall automatically terminate. However, any failure resulting from a Stop Transfer order by GRPV or GRPV's refusal to issue the Shares upon request for conversion of the Series B Shares shall not constitute a Default and the terms hereof and Tender Dates shall be tolled until such time as the Shares are issued or such Stop Transfer rescinded. This Agreement and the rights hereunder shall not be assigned by either party hereto.

                                                            [NM\AGR:JMPUT.OPT]-2

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8.       A facsimile,  telecopy or other  reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

                                        "Nona"
                                        Nona Morelli's II Inc.

                                        By:  /s/  Fred G. Luke
                                             ----------------------------------
                                        Name:     Fred G. Luke
                                        Title:    Chief Executive Officer

                                        Address:  2 Park Plaza, Suite 470
                                                  Irvine, CA  92614

                                        "Monterosso"

                                        /s/       Joseph Monterosso
                                        ---------------------------------------
                                                  Joseph Monterosso,
                                                  an individual

                                        Address:  550 15th Street
                                                  San Francisco, CA  94103

                                                            [NM\AGR:JMPUT.OPT]-2

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